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This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Offering Circular. These debentures have not been approved or disapproved by the Securities and Exchange
     Commission, Office of Thrift Supervision, or Federal Deposit Insurance Corporation, nor has such Commission, office or Corporation passed upon the accuracy or adequacy of the Offering Circular. Any representation to the contrary is unlawful.

                                                                 March 2002

                       4% Convertible Debentures due 2009

                           Price $1,000 Per Debenture

                          A Minimum of 2,000 Debentures
                       Up to a Maximum of 5,000 Debentures

                          Florida Savings Bancorp, Inc.

                               Pinecrest, Florida

   Copies of the Offering Circular may be obtained in any State in which this announcement is circulated from the undersigned or other brokers and dealers as may legally offer these securities in such state.

                        Kendrick, Pierce Securities, Inc.

                    For a Copy of the Offering Circular call
                           1- 866-254-2265 (toll free)
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